EXHIBIT 10.11

3 West Plumeria Dr	main 408.570.9700	w.w.w.SELECTICA.com
San Jose, Ca 95134-2111	fax 408.570.9705

September 27, 2006

Dear Terry:

Selectica, Inc. (the “Company”) is pleased to offer you a position as the Vice President and Chief Operating Officer for Contract Management Solutions, as a regular full-time employee, reporting to the Chief Executive Officer. The terms and conditions of your offer will be as follows:

1.

Salary: You will be a salaried exempt employee. Your starting salary will be $21,666.67 per month ($260,000.00 per annum), and you will be paid on the 15th and last day of each month. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments that are inconsistent with your obligations to the Company.

2.	Signing Incentive: You will also receive a sign on incentive in the amount of $40,000.00 less applicable employment taxes that will be paid in two equal installments of $20,000.00 less applicable employment taxes. The first installment will be payable on the first payroll cycle after the commencement of your employment. The second installment will be paid in March 2007 provided you are employed with the Company at the time the incentive is payable. If you resign from the Company before completing 12 months of continuous employment, then you shall immediately return a “pro rata portion” of the after-tax amount of the signing incentive to the Company in a check made payable to the Company.

3.	Sales Incentive Plan: For your first year of employment you will be eligible to earn sales incentives targeted at a total of $200,000.00 less applicable employment taxes based on bookings and revenue performance as follows:

a.	25% of your total annual target or $50,000.00 may be earned by you based on results against mutually agreed upon MBO’s. This incentive will be paid quarterly and is not to exceed $12,500.00 per quarter.

b.	75% of your total annual target or $150,000.00 may be earned by you based on results against mutually agreed upon revenue goals with a target payout within 45 days after year end close. This portion of your incentive has an upside component to it that pays as follows:

i.	0-100% of established revenue goal pays at actual % achieved times $150,000.00 incentive target

ii.	101-115% of established revenue goal pays at 120% times $150,000.00 incentive target

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iii.	116-130% of established revenue goal pays at 140% times $150,000,00 incentive target

iv.	131% and greater of established revenue goal pays at 150% times $150,000.00 incentive target

4.	Travel Supplement: You will be eligible to receive $2,000.00 per month living allowance, and all travel expenses for your commute between your home state and Selectica headquarters in San Jose, California will be paid by the Company. In addition, an automobile will be provided for your use in San Jose at Company expense. Payments for the living allowance, travel expenses and non-business automobile expenses shall be increased by a Tax Gross Up (as defined below).

A Tax Gross Up means that the Company will pay you such additional compensation as is necessary (after taking into account all federal, state and local income and payroll taxes payable by you as a result of the receipt of such additional compensation) to place you in the same after-tax position (including federal, state and local income and payroll taxes) in which you would have been had no such tax been paid or incurred.

5.

Stock Options: You will receive an option to purchase 350,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value of the Company’s Common Stock per share on your first day of employment. The term of the option will be 10 years, subject to earlier expiration in the event of your termination of your service. Your options will vest in monthly installments of 1/48th per month over your first 48 months of continuous service, as described in the applicable stock option agreement. The option will become exercisable in full if the Company is subject to a Change in Control, as defined in the Company’s 1999 Equity Incentive Plan (the “Plan”), after you have completed your first 12 months of continuous service. The option will also become exercisable in full if (a) the Company is subject to a Change in Control during your first 12 months of continuous service and (b) you are subject to an Involuntary Termination, as defined in the Plan, within 12 months after the Change in Control. The grant of the option will be subject to the other terms and conditions set forth in the Plan and in the Company’s standard form of Stock Option Agreement.

6.	Restricted Shares: You will receive 75,000 restricted shares of the Company’s Common Stock under the Plan (the “Shares”). All of the Shares will vest on the earliest Permissible Trading Day after the close of the second consecutive fiscal quarter for which the Company’s consolidated financial statements, as reported on a Form 10-K or Form 10-Q filed with the Securities and Exchange Commission, show that the Company earned net income. In addition, (a) 50% of the Shares will vest if the Company is subject to a Change in Control and (b) 50% of the Shares will vest if (i) the Company is subject to a Change in Control and (ii) you are subject to an Involuntary Termination within 12 months after the Change in Control. The grant of the Shares will be subject to the other terms and conditions set forth in the Plan and the Company’s form of Restricted Stock Agreement. A “Permissible Trading Day” is a day on which you are able to sell shares of the Company’s Common Stock in a public market without violating applicable laws or Company- policies, as defined more specifically in your Restricted Stock Agreement.

7.	Severance Benefits: You and the Company will enter into a Severance Agreement, the form of which is enclosed as Exhibit A. The Severance Agreement provides, among other things, for (a) the

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continuation of your base salary and health insurance benefits for six months if you are discharged without Cause at any time or (b)the continuation of your base salary and health insurance benefits for 12 months if you are discharged without Cause or resign for Good Reason within 12 months after a Change in Control. (The capitalized terms are defined in the Severance Agreement.) You will be required to execute a release in the form attached to the Severance Agreement as a condition of receiving these benefits.

8.	Proprietary Information and Inventions Agreement: As with all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, which is attached hereto as Exhibit B.

9.	Benefits: You will be entitled to receive employee benefits, including vacations and holidays, under the Company’s standard employee benefits program, as it may be amended from time to time. Your eligibility to receive employee benefits will be subject in each case to the generally applicable terms and conditions of the benefit plan in question and to the determination of any person or committee administering such plan.

10.	Vacation: Your vacation accrual will be 20 days per year and will begin accruing on your first month of employment at an accrual rate of 13.33 hours per month.

11.	Period of Employment: Your employment with the Company will be “at will” meaning that either you or the Company will be entitled to terminate our employment at any time for any reason, with or without cause. Any contrary representations that have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only changed in an express written agreement signed by you and an authorized officer of the Company.

12.	Outside Activities: During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive or otherwise conflicts with the business or proposed business of the Company. While you render services to the Company, you also will not assist any other person or organization in competing with the Company or in preparing to compete with the Company or in hiring any employees of the Company,

13.	Entire Agreement: Other than your Severance, Stock Option and Restricted Stock Agreements, this letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any other understandings or agreements, oral or written, between you and the Company.

14.	Modifications: Any additions or modifications of these terms will have to be in writing and signed by you and an officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

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On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal right to live and work in this country. We are required by federal law to examine documentation of your employment eligibility within three business days after you begin work.

We believe there is a tremendous opportunity in your joining Selectica’s Executive Team at this time. We hope that you find the foregoing terms acceptable, and look forward to the start of your new career with the Company.

This offer is effective as of October 9th, 2006. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me.

This offer is contingent upon the successful completion a background check. Please find a background check consent form enclosed as Exhibit C to be returned to Dinesh Salve in Human Resources.

This offer of employment supersedes any prior offers of employment with Selectica and will expire at the close of business on September 27, 2006.

Sincerely,

/s/ Stephen Bennion
Stephen Bennion
Chief Executive Officer
SELECTICA, INC.

Agreed and accepted on, Sept 27, 2006

/s/ Terry Nicholson	Oct. 9, 2006
Signature	Start Date

Terry Nicholson
Print Name

Enclosure

Proprietary Information and Inventions Agreement

Background Consent Form

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